Exhibit 10.1

PARISH OF ST. JAMES, STATE OF LOUISIANA

AND

NUSTAR LOGISTICS, L.P.

LEASE AGREEMENT

Dated as of June 1, 2008

The interest of the PARISH OF ST. JAMES, STATE OF LOUISIANA (the.“Issuer”) in this Lease Agreement has been assigned (except for “Reserved Rights” defined in this Lease Agreement) pursuant to the Indenture of Trust dated as of the date hereof from the Issuer to U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), and is subject to the security interest of the Trustee thereunder.

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated as of June 1, 2008, between the PARISH OF ST. JAMES, STATE OF LOUISIANA, a political subdivision of the State of Louisiana (the “Issuer”) and NuSTAR LOGISTICS, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Company”);

W I T N E S S E T H:

That the parties hereto, intending to be legally bound hereby, and for and in consideration of the premises and the mutual covenants hereinafter contained, do hereby covenant, agree and bind themselves as follows:  provided, that any obligation of the Issuer created by or arising out of this Agreement shall never constitute a debt or a pledge of the faith and credit or the taxing power of the Issuer or any political subdivision or taxing district of the State of Louisiana (the “State”) but shall be payable solely out of the Trust Estate (as defined in the Indenture), anything herein contained to the contrary by implication or otherwise notwithstanding:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.

All capitalized, undefined terms used herein shall have the same meanings as used in Article I of the hereinafter defined Indenture.  In addition, the following words and phrases shall have the following meanings:

“Completion Date” means the date with respect to which with, except for amounts retained by the Trustee at the Company’ s direction to pay any Cost of the Project not then due and payable, (i) construction of the Project has been completed and all costs of labor, services, materials and supplies used in such construction have been paid, (ii) all equipment for the Project has been installed, such equipment so installed is suitable and sufficient for the operation of the Project, and all costs and expenses incurred in the acquisition and installation of such equipment have been paid, and (iii) all other facilities necessary in connection with the Project have been acquired, constructed and installed and all costs and expenses incurred in connection therewith have been paid.

“Cost” with respect to the Project shall be deemed to include all items permitted to be financed under the provisions of the Code and the Act.

“Default” means any Default under this Agreement as specified in and defined by Section 8.01 hereof.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indenture” means the Indenture of Trust dated as of this date between the Issuer and the Trustee, pursuant to which the Bonds are authorized to be issued, and any amendments and supplements thereto.

“Issuance Costs” means all costs that are treated as costs of issuing or carrying the Bonds under existing Treasury Department regulations and rulings, including, but not limited to, (a) underwriter’s spread (whether realized directly or derived through purchase of the Bonds at a discount below the price at which they are expected to be sold to the public); (b) counsel fees (including bond counsel, underwriter’s counsel, Issuer’s counsel and Company counsel, as well as any other specialized counsel fees incurred in connection with the issuance of the Bonds); (c) financial advisory fees incurred in connection with the issuance of the Bonds; (d) rating agency fees; (e) Trustee fees incurred in connection with the issuance of the Bonds; (f) paying agent and certifying and authenticating agent fees related to issuance of the Bonds; (g) accountant fees related to the issuance of the Bonds; (h) printing costs of the Bonds and of the preliminary and final offering materials; (i) publication costs associated with the financing proceedings; and G) costs of engineering and feasibility studies necessary to the issuance of the Bonds; provided, that bond insurance premiums and certain credit enhancement fees, to the extent treated as interest expense under applicable regulations, shall not be treated as “Issuance Costs.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company taken as a whole, (b) the ability of the Company to perform any of its obligations under this Lease Agreement or (c) the rights of or benefits available to the Issuer under this Agreement.

“Net Proceeds” means the proceeds of the Bonds reduced by amounts m a reasonably required reserve or replacement fund.

“Project” means the facilities described in Exhibit “A” hereto.

“Qualified Project Costs” means Costs and expenses of the Project, which constitute land costs or costs for property of a character subject to the allowance for depreciation excluding specifically working capital and inventory costs, provided, however, that (i) costs or expenses paid more than sixty (60) days prior to the adoption by the Issuer of its resolution on June 6, 2007, declaring its intent to reimburse Project expenditures with Bond proceeds, shall not be deemed to be Qualified Project Costs; (ii) Issuance Costs shall not be deemed to be Qualified Project Costs; (iii) interest during the Construction Period shall be allocated between Qualified Project Costs and other Costs and expenses to be paid from the proceeds of the Bonds; (iv) interest following the Construction Period shall not constitute a Qualified Project Cost; (v) letter of credit fees and municipal bond insurance premiums which represent a transfer of credit risk shall be allocated between Qualified Project Costs and other costs and expenses to be paid from the proceeds of the Bonds; and (vi) letter of credit fees and municipal bond insurance premiums which do not represent a transfer of credit risk shall not constitute Qualified Project Costs.

“Requisition” means a written request for a disbursement from the Project Fund, signed by a Company Representative, substantially in the form attached hereto as Exhibit “B” and satisfactorily completed as contemplated by said form.

“Reserved Rights” means amounts payable to the Issuer under Sections 4.02(b), 7.02 and 8.04 hereof.

“State” means the State of Louisiana.

“Term of Agreement” means the duration of the leasehold interest created hereby as specified in Section 9.01 hereof.

Section 1.02          Uses of Phrases.

Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.  Unless the context shall otherwise indicate, the words “Bond,” “Bondholder,” “Owner,” “registered owner” and “person” shall include the plural as well as the singular number, and the word “person” shall include corporations and associations, including public bodies, as well as persons.  Any percentage of Bonds, specified herein for any purpose, is to be figured on the unpaid principal amount thereof then Outstanding.  All references herein to specific Sections of the Code refer to such Sections of the Code and all successor or replacement provisions thereto.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 2.01          Representations, Covenants and Warranties of the Issuer.

The Issuer represents, covenants and warrants that:

(a)          The Issuer is a political subdivision of the State of Louisiana.  Under the provisions of the Act, the Issuer is authorized to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder.  The Issuer has been duly authorized to execute and deliver this Agreement and the Indenture.

(b)          The Issuer covenants that it will not pledge the amounts derived from this Agreement other than as contemplated by the Indenture.

Section 2.02          Representations, Covenants and Warranties of the Company.

The Company represents, covenants and warrants that:

(a)         The Company is a limited partnership duly organized and validly existing under the laws of the State of Delaware.  The Company is not in violation of any provision of its certificate of limited partnership, has the power to enter into this Agreement, and has duly authorized the execution and delivery of this Agreement, and is qualified to do business and is in good standing under the laws of the State.

(b)         The Company (i) shall preserve, renew, and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises material to the conduct of its business (provided that the foregoing shall not prohibit any merger, consolidation, sale, lease, or transfer permitted under the following clause (ii)); and (ii) shall not without the prior written consent of the Credit Provider (during any Credit.Facility Period) and the Trustee (during any Interest Period that is not a Credit Facility Period) consolidate with or merge into any other person or sell, lease, or transfer its properties and assets as, or substantially as, an entity to any person unless (1) (A) in the case of a merger, the Company is the surviving entity, or (B) the person formed by such consolidation or into which the Company is merged or the person that acquires by sale or transfer, or that leases the properties and assets of the Company as, or substantially as, an entity expressly assumes by an assumption agreement hereto, executed and delivered to the Issuer, all of the obligations of the Company under this Lease Agreement; (2) the surviving entity or successor person is a person organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia; (3) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (4) the Company has delivered to the Issuer an officers’ certificate stating that such consolidation, merger, conveyance, sale, transfer, or lease complies with this Section 2.02(b).

(c)         Neither the execution and delivery of this Agreement or the Remarketing Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions, or provisions of any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any such instrument or agreement, except where such conflict, breach, default, creation or imposition individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(d)         There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, known to be pending or threatened against or affecting the Company or any of its officers, nor to the best knowledge of the Company is there any basis therefor, wherein an unfavorable decision, ruling, or finding would materially adversely affect the transactions contemplated by this Agreement or which would adversely affect, in any way, the validity or enforceability of the Bonds, this Agreement, the Remarketing Agreement, or any agreement or instrument to which the Company is a party, used or contemplated for use in the consummation of the transactions contemplated hereby.

(e)         The Project is of the type authorized and permitted by the Act, and its estimated Cost is not less than $56,200,000.00.

(f)          The proceeds from the sale of the Bonds will be used only for payment of Costs of the Project.

(g)        The Company will use due diligence to cause the Project to be operated in accordance with the laws, rulings, regulations and ordinances of the State and the departments, agencies and political subdivisions thereof.  The Company has obtained or caused to be obtained all requisite approvals of the State and of other federal, state, regional and local governmental bodies for the acquisition, construction, improving and equipping of the Project.

(h)        The Company will fully and faithfully perform all the duties and obligations which the Issuer has covenanted and agreed in the Indenture to cause the Company to perform and any duties and obligations which the Company is required in the Indenture to perform.  The foregoing shall not apply to any duty or undertaking of the Issuer which by its nature cannot be delegated or assigned.

(i)         The issuance of the Bonds by the Issuer to finance the acqms1tlon, construction and installation of the Project has induced the Company to locate the Project in the Parish of St. James, State of Louisiana which will directly result in an increase in employment opportunities in such Parish.

(j)          The Company does not “ control” the Credit Provider, either directly or indirectly through one or more controlled companies, within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 2.03          Tax-Exempt Status of the Bonds.

The Company hereby represents, warrants and agrees that the Tax Regulatory Agreement executed and delivered by the Company concurrently with the issuance and delivery of the Bonds is true, accurate and complete in all material respects as of the date on which executed and delivered.

Section 2.04          Notice of Determination of Taxability.

Promptly after the Company first becomes aware of any Determination of Taxability, the Company shall give written notice thereof to the Issuer and the Trustee.

ARTICLE III

ACQUISITION AND CONSTRUCTION
OF THE PROJECT;
ISSUANCE OF THE BONDS

Section 3.01          Agreement to Acquire, Construct and Install the Project.

The Company agrees to make all contracts and do all things necessary for the acquisition, construction and installation of the Project.  The Company further agrees that it will acquire, construct, and install the Project with all reasonable dispatch and use its commercially reasonable efforts to cause acquisition, construction, installation and occupancy of the Project.  The Company expects the Project to be completed September 2008, or as soon thereafter as may be practicable, delays caused by force majeure as defined in Section 8.01 hereof only excepted; but if for any reason such acquisition, construction and installation is not completed by said date there shall be no resulting liability on the part of the Company and no diminution in or postponement of the payments required in Section 4.02 hereof to be paid by the Company.

Section 3.02          Agreement to Issue the Bonds; Application of Bond Proceeds.

In order to provide funds for the payment of the Cost of the Project, the Issuer, concurrently with the execution of this Agreement, will issue, sell, and deliver the Bonds and deposit the net proceeds thereof with the Trustee in the Project Fund.

Section 3.03          Disbursements from the Project Fund.

The Issuer has, in the Indenture, authorized and directed the Trustee to make disbursements from the Project Fund to pay the Costs of the Project, or to reimburse the Company for any Cost of the Project paid by the Company.  Except with respect to payment of Issuance Costs on the date of issuance of the Bonds, the Trustee shall not make any disbursement from the Project Fund until the Company shall have provided the Trustee with a Requisition.

Section 3.04          Furnishing Documents to the Trustee.

The Company agrees to cause such Requisitions to be directed to the Trustee as may be necessary to effect payments out of the Project Fund in accordance with Section 3.03 hereof.

Section 3.05          Establishment of Completion Date.

(a)         The Completion Date shall be evidenced to the Issuer and the Trustee by a certificate signed by a Company Representative stating that, except for amounts retained by the Trustee at the Company’s direction to pay any Cost of the Project not then due and payable, (i) construction of the Project has been completed and all costs of labor, services, materials and supplies used in such construction have been paid, (ii) all equipment for the Project has been installed, such equipment so installed is suitable and sufficient for the operation of the Project, and all costs and expenses incurred in the acquisition and installation of such equipment have been paid, and (iii) all other facilities necessary in connection with the Project have been acquired, constructed and installed and all costs and expenses incurred in connection therewith have been paid.  Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.  Forthwith upon completion of the acquisition, construction and installation of the Project, the Company agrees to cause such certificate to be furnished to the Issuer and the Trustee.  Upon receipt of such certificate, the Trustee shall retain in the Project Fund a sum equal to the amounts necessary for payment of the Costs of the Project not then due and payable according to such certificate.  If any such amounts so retained are not subsequently used, prior to any transfer of said amounts to the General Account of the Bond Fund as provided below, the Trustee shall give notice to the Company of the failure to apply said funds for payment of the Costs of the Project.  Any amount not to be retained in the Project Fund for payment of the Costs of the Project, and all amounts so retained but not subsequently used, shall be transferred by the Trustee into the General Account of the Bond Fund.

(b)        If, upon the Completion Date, at least ninety-five percent (95%) of the Net Proceeds of the Bonds have not been used to pay Qualified Project Costs, any amount (exclusive of amounts retained by the Trustee in the Project Fund for payment of Costs of the Project not then due and payable) remaining in the Project Fund shall be transferred by the Trustee into the General Account of the Bond Fund and used by the Trustee (a) to redeem, or to cause the redemption of, Bonds on the earliest redemption date permitted by the Indenture without a premium, (b) to purchase Bonds on the open market prior to such redemption date at prices not in excess of one hundred percent (100%) of the principal amount of such Bonds, or (c) for any other purpose provided that the Trustee is furnished with an opinion of Bond Counsel to the effect that such use is lawful under the Act and will not require that interest on the Bonds be included in gross income for federal income tax purposes.  Until used for one or more of the foregoing purposes, such segregated amount may be invested as. permitted by the Indenture provided that prior to any such investment the Trustee is provided with an opinion of.  Bond Counsel to the effect that such investment will not require that interest on the Bonds be included in gross income for federal income tax purposes.

Section 3.06          Company Required to Pay in Event Project Fund Insufficient.

In the event the moneys in the Project Fund available for payment of the Costs of the Project should not be sufficient to pay the Costs of the Project in full, the Company agrees to complete the Project and to pay that portion of the Costs of the Project in excess of the moneys available therefor in the Project Fund.  The Issuer does not make any warranty, either express or implied, that the moneys paid into the Project Fund and available for payment of the Costs of the Project will be sufficient to pay all of the Costs of the Project.  The Company agrees that if after exhaustion of the moneys in the Project Fund, the Company should pay any portion of the Costs of the Project pursuant to the provisions of this Section, the Company shall not be entitled to any reimbursement therefor from the Issuer, the Trustee or the Owners of any of the Bonds, nor shall the Company be entitled to any diminution of the amounts payable under Section 4.02 hereof.

Section 3.07          Special Arbitrage Certifications.

The Company and the Issuer covenant not to cause or direct any moneys on deposit in any fund or account to be used in a manner which would cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code, and the Company certifies and covenants to and for the benefit of the Issuer and the Owners of the Bonds that so long as there are any Bonds Outstanding, moneys on deposit in any fund or account in connection with the Bonds, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code.

ARTICLE IV

LEASE PROVISIONS; SUBSTITUTE CREDIT FACILITY

Section 4.01          Agreement to Lease the Project.

The Issuer hereby demises and leases to the Company, and the Company hereby leases from the Issuer, for and during the term of the Agreement, the Project, including the building, the Project Equipment and the Project Land, described in Exhibit A hereto.

Section 4.02          Rental Payments.

(a)         The Company hereby covenants and agrees to pay base rental for the use and occupancy of the Project, as follows:  on or before any Interest Payment Date for the Bonds or any other date that any payment of interest, premium, if any, or principal or Purchase Price is required to be made in respect of the Bonds pursuant to the Indenture, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any other moneys available for such payment in any account of the Bond Fund, will enable the Trustee to pay the amount payable on such date as Purchase Price or principal of (whether at maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the Bonds as provided in the Indenture; provided, however, that the obligation of the Company to make any rental payment hereunder shall be deemed satisfied and discharged to the extent of the corresponding payment made by the Credit Provider to the Trustee under the Credit Facility.

It is understood and agreed that all rental payments payable by the Company under subsection (a) of this Section 4.02 are assigned by the Issuer to the Trustee for the benefit of the Owners of the Bonds.  The Company assents to such assignment.  The Issuer hereby directs the Company and the Company hereby agrees to pay to the Trustee at the Principal Office of the Trustee all payments payable by the Company pursuant to this subsection.

(b)         The Company will also pay, as additional rent, the reasonable fees and expenses of the Issuer related to the issuance of the Bonds, payable on the date of issuance of the Bonds.

(c)         The Company will also pay, as additional rent, the reasonable fees and expenses of the Trustee under the Indenture and all other amounts which may be payable to the Trustee under Section 10.02 of the Indenture, such amounts to be paid directly to the Trustee for the Trustee’s own account as and when such amounts become due and payable.

(d)         The Company will also pay, as additional rent, any amounts due and payable under Section 4.05 hereof.

(e)        In the event the Company should fail to make any of the rental payments required in this Section 4.02, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due, at the rate of interest borne by the Bonds.

Section 4.03          Obligations of Company Unconditional.

The obligations of the Company to make the payments required in Section 4.02 and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee, and, until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any rental payments provided for in Section 4.02 hereof, (ii) will perform and observe all other agreements contained in this Agreement and (iii) except as otherwise provided herein, will not terminate the Term of Agreement for any cause, including, without limiting the generality of the foregoing, failure of the Company to complete the acquisition, construction and installation of the Project, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, destruction of or damage to the Project, the taking by eminent domain of title to or temporary use of any or all of the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained, and in the event the Issuer or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Issuer or the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company contained in the first sentence of this Section.

Section 4.04          Substitute Credit Facility.

Subject to the conditions set forth in this Section 4.04, the Company may provide for the delivery to the Trustee of a Substitute Credit Facility.  The Company shall furnish written notice to the Trustee, not less than twenty days prior to the Mandatory Purchase Date, (a) notifying the Trustee that the Company is exercising its option to provide for the delivery of a Substitute Credit Facility to the Trustee, (b) setting forth the Mandatory Purchase Date in connection with the delivery of such Substitute Credit Facility, which shall in any event be an Interest Payment Date that is not less than two Business Days prior to the expiration date of the Credit Facility then in effect with respect to the Bonds, and (c) instructing the Trustee to furnish notice to the Bondholders regarding the Mandatory Purchase Date at least fifteen days prior to the Mandatory Purchase Date, as more fully described in Section 4.01(b) of the Indenture and Exhibit B thereto.  Any Substitute Credit Facility shall be delivered to the Trustee prior to such Mandatory Purchase Date and shall be effective on and after such Mandatory Purchase Date.  On or before the date of such delivery of a Substitute Credit Facility to the Trustee, the Company shall furnish to the Trustee (a) a written opinion of Bond Counsel stating that the delivery of such Substitute Credit Facility will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes; and (b) a written opinion of counsel to the Substitute Credit Provider to the effect that the Substitute Credit Facility is a legal, valid, binding and enforceable obligation of the Substitute Credit Provider in accordance with its terms.

Section 4.05          Exemption From Ad Valorem Tax.

The Company and Issuer hereby acknowledge, understand and agree that, while the Project is owned by the Issuer, the Project will be exempt from all ad valorem taxes.  Notwithstanding such exemption, the Company hereby agrees, commencing on the December 31 that is at least eleven full years after establishment of the Completion Date and on each December 31 thereafter, so long as the Issuer owns the Project, to make a payment in lieu of tax, in an amount equal to, but not exceeding, the amount that would be due and payable as ad valorem tax on the Project if the Company owned the Project.  Such payment in lieu of tax shall be paid to the person or entity collecting tax in the Parish of St. James and shall be distributed to taxing bodies in the same manner as ad valorem tax collections are distributed.

Section 4.06          Removal of Property.

The Issuer shall not be under any obligation to renew, repair or replace any item of inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary equipment, fixtures or furnishings comprising a part of the Project.  In any instance where the Company in its sound discretion determines that any items of the Project have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company may remove such items of the Project, and (on behalf of the Issuer) sell, trade-in, exchange or otherwise dispose of them (as a whole or in part) without any responsibility or accountability to the Issuer or the Trustee therefor.

The removal of any portion of the Project pursuant to the provisions of this Section shall not entitle the Company to any abatement or diminution of the rents payable under Section 4.02 hereof.

Section 4.07          Additional Property Constituting a Part of the Project.

Notwithstanding any provision of this Agreement to the contrary, after the Completion Date, the Company may elect to have any real or personal property, machinery, equipment, furniture or fixtures acquired at the sole cost of the Company included as part of the Project by delivering to the Trustee and the Issuer written notice of the Company’s election to have such property included as part of the Project.  Upon the filing of such written notice with the Trustee and the Issuer, such property specified in said notice shall become a part of the Project, up to a total cost of $10,000,000.

ARTICLE V

ARTICLEV PREPAYMENT AND REDEMPTION

Section 5.01          Prepayment and Redemption.

The Company shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to exercise its option to cause the Bonds to be redeemed as set forth in the Indenture and in the Bonds.  The Company hereby agrees that it shall prepay its obligations hereunder at the times and in the amounts as necessary to accomplish the mandatory redemption of the Bonds as set forth in the Indenture and in the Bonds.  The Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Bonds, as may be specified by the Company, on the date established for such redemption.

ARTICLE VI

SPECIAL COVENANTS

Section 6.01          No Warranty of Condition or Suitability by Issuer.

THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE PROJECT OR THE CONDITION THEREOF, OR THAT THE PROJECT WILL BE SUITABLE FOR THE PURPOSES OR NEEDS OF THE COMPANY.  THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT THE COMPANY WILL HAVE QUIET AND PEACEFUL POSSESSION OF THE PROJECT.  THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE PROJECT OR ITS SUITABILITY FOR THE COMPANY’S PURPOSES.

Section 6.02          Access to the Project.

The Company agrees that the Issuer, the Credit Provider, the Trustee and their duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right to inspect the Project at all reasonable times and on reasonable notice.  The Issuer, the Credit Provider, the Trustee and their duly authorized agents shall also be permitted, at all reasonable times, to examine the books and records of the Company with respect to the Project.

Section 6.03          Further Assurances and Corrective Instruments.

The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intention of this Agreement.

Section 6.04          Issuer and Company Representatives.

Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required or the Issuer or the Company is required to take some action at the request of the other, such approval or such request shall be given for the Issuer by an Issuer Representative and for the Company by a Company Representative.  The Trustee shall be authorized to act on any such approval or request.

Section 6.05          Financing Statements.

The Company agrees to execute and file or cause to be executed and filed any and all financing statements or amendments thereof or continuation statements necessary to perfect and continue the perfection of the security interests granted in the Indenture.  The Company shall pay all costs of filing such instruments.

Section 6.06          Covenant to Provide Ongoing Disclosure.

The Company hereby covenants and agrees that, upon the exercise by the Company of the Conversion Option to elect a Long Term Period, the Company shall enter into a written undertaking for the benefit of the holders of the Bonds, as required by Section (b)(5)(i) of Securities and Exchange Commission Rule 15c2-12 under the Securities Exchange Act of 1934, as amended (17 CFR Part 240, §240.15c2-12) (the “Rule”); provided, however, that the Company shall not be obligated to enter into such written undertaking if the Company shall furnish to the Trustee, prior to the exercise of the Conversion Option, an opinion of Bond Counsel that, notwithstanding such election by the Company, the Rule is not applicable to the Bonds.

Section 6.07          Notice of Control.

The Company shall provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Company controlling the Credit Provider or being controlled by the Credit Provider within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 6.08          Acknowledgement and Covenant Regarding Commercial Paper or Long Term Period.

The Company acknowledges that the Bonds shall initially be rated only while the Interest Period for the Bonds is a Daily Period or a Weekly Period.  Further, the Company acknowledges that in the event that it shall select a Commercial Paper Period or Long Term Period as the Interest Period, it shall be required to provide a Substitute Credit Facility or an amendment to the Credit Facility in accordance with Section 2.07 of the Indenture.  The Company covenants that, in the event that it shall select a Commercial Paper Period or Long Term Period, it shall amend or cause the amendment of, and supplement or cause the supplementation of, this Agreement and the Indenture, respectively, such that the Bonds shall continue to be rated as investment grade by Moody’s, Fitch or S&P.

Section 6.09          Environmental Matters.

The Company shall:

(a)        comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)       conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

ASSIGNMENT, SELLING, SUBLEASING; INDEMNIFICATION; REDEMPTION

Section 7.01          Assignment, Selling and Leasing.

This Agreement may be assigned and the Project may be sold or subleased, as a whole or in part, with the prior written consent of the Credit Provider and the Trustee (provided, however, during the Credit Facility Period, the consent of the Trustee shall not be required); provided, further, that no such assignment, sale or sublease shall, in the opinion of Bond Counsel, result in interest on any of the Bonds becoming includable in gross income for federal income tax purposes, or shall otherwise violate any provisions of the Act; provided further, however, that no such assignment, sale or sublease shall relieve the Company of any of its obligations under this Agreement.

Section 7.02          Release and Indemnification Covenants.

(a)        The Company shall and hereby agrees to indemnify and save the Issuer and the Trustee harmless against and from all claims by or on behalf of any person, firm, corporation or other legal entity arising from the conduct or management of, or from any work or thing done on, the Project, or any reason whatsoever in connection with the Project and/or the Bonds, including without limitation, (i) any condition of the Project, (ii) any breach or default on the part of the Company in the performance of any of its obligations under this Agreement, (iii) any act or negligence of the Company or of any of its agents, contractors, servants, employees or licensees or (iv) any act or negligence of any assignee or lessee of the Company, or of any agents, contractors, servants, employees or licensees of any assignee or lessee of the Company.  The Company shall indemnify and save the Issuer and the Trustee harmless from any such claim arising as aforesaid, or in connection with any action or proceeding brought thereon, and upon notice from the Issuer or the Trustee, the Company shall defend them or either of them in any such action or proceeding.

(b)        Notwithstanding the fact that it is the intention of the parties hereto that the Issuer shall not incur any pecuniary liability by reason of the terms of this Agreement or the undertakings required of the Issuer hereunder, by reason of the issuance of the Bonds, by reason of the execution of the Indenture or by reason of the performance of any act requested of the Issuer by the Company, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulation pertaining to the foregoing; nevertheless, if the Issuer should incur any such pecuniary liability, then in such event the Company shall indemnify and hold the Issuer harmless against all claims, demands or causes of action whatsoever, by or on behalf of any person, firm or corporation or other legal entity arising out of the same or out of any offering statement or lack of offering statement in connection with the sale or resale of the Bonds and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon, and upon notice from the Issuer, the Company shall defend the Issuer in any such action or proceeding.  All references to the Issuer in this Section 7.02 shall be deemed to include its commissioners, directors, officers, employees, and agents.

Notwithstanding anything to the contrary contained in this Section 7.02, the Company shall have no liability to indemnify the Issuer against claims or damages resulting from the Issuer’s own gross negligence or willful misconduct.

Section 7.03          Issuer to Grant Security Interest to Trustee.

The parties hereto agree that pursuant to the Indenture, the Issuer shall assign to the Trustee, in order to secure payment of the Bonds, all of the Issuer’s right, title and interest in and to this Agreement, except for Reserved Rights.

Section 7.04          Indemnification of Trustee.

The Company shall and hereby agrees to indemnify the Trustee for, and hold the Trustee harmless against, any loss, liability or expense (including the costs and expenses of defending against any claim of liability) incurred without gross negligence or willful misconduct by the Trustee and arising out of or in connection with its acting as Trustee under the Indenture.

ARTICLE VIII

DEFAULTS AND REMEDIES

Section 8.01          Defaults Defined.

The following shall be “Defaults” under this Agreement and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a)         Failure by the Company to pay any amount required to be paid under Section 4.02(a) or (d) hereof.

(b)        Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in Section 8.01(a) hereof, for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted by the Company within the applicable period and diligently pursued until such failure is corrected.

(c)         The dissolution or liquidation of the Company, except as authorized by Section 2.02 hereof, or the voluntary initiation by the Company of any proceeding under any federal or state law relating to bankruptcy, insolvency, arrangement, reorganization, readjustment of debt or any other form of debtor relief, or the initiation against the Company of any such proceeding which shall remain undismissed for sixty (60) days, or failure by the Company to promptly have discharged any execution, garnishment or attachment of such consequence as would impair the ability of the Company to carry on its operations at the Project, or assignment by the Company for the benefit of creditors, or the entry by the Company into an agreement of composition with its creditors or the failure generally by the Company to pay its debts as they become due.

(d)         The occurrence and continuance of a Default under the Indenture.

The provisions of subsection (b) of this Section are subject to the following limitation:  if by reason of force majeure the Company is unable in whole or in part to carry out any of its agreements contained herein (other than its obligations contained in Article IV hereof), the Company shall not be deemed in Default during the continuance of such inability.  The term “force majeure” as used herein shall mean, without limitation, the following:  acts of God; strikes or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Company.  The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreement, provided that the settlement of strikes and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to settle strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 8.02          Remedies on Default.

Whenever any Default referred to in Section 8.01 hereof shall have happened and be continuing, the Trustee, or the Issuer with the written consent of the Trustee, may take one or any combination of the following remedial steps:

(a)         If the Trustee has declared the Bonds immediately due and payable pursuant to Section 9.02 of the Indenture, by written notice to the Company, declare an amount equal to all amounts then due and payable on the Bonds, whether by acceleration of maturity (as provided in the Indenture) or otherwise, to be immediately due and payable as liquidated damages under this Agreement and not as a penalty, whereupon the same shall become immediately due and payable;

(b)         Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Company during regular business hours of the Company if reasonably necessary in the opinion of the Trustee; or

(c)         Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied.in accordance with the provisions of the Indenture.

Section 8.03          No Remedy Exclusive.

Subject to Section 9.02 of the Indenture, no remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.  Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the Owners of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 8.04          Agreement to Pay Attorneys’ Fees and Expenses.

In the event the Company should default under any of the provisions of this Agreement and the Issuer should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer the reasonable fee of such attorneys and such other expenses so incurred by the Issuer.

Section 8.05          No Additional Waiver Implied by One Waiver.

In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01          Term of Agreement; Option to Purchase Project.

This Agreement shall remain in full force and effect from the date hereof to and including June 1, 2038, or until such time as all of the Bonds and the fees and expenses of the Issuer and the Trustee and all amounts payable to the Credit Provider under or in respect of the Credit Facility shall have been fully paid or provision made for such payments, whichever is later; provided, however, that this Agreement may be terminated prior to such date pursuant to Article V of this Agreement, but in no event before all of the obligations and duties of the Company hereunder have been fully performed, including, without limitation, the payments of all costs and fees mandated hereunder.

If the Company pays the rentals herein required, or if provision is made for payment of the Bonds in accordance with the provisions of the Indenture, the Company shall have the right and option, herein granted by the Issuer, to purchase the Project from the Issuer at any time during the term of the Agreement after or simultaneously with payment (or provision for payment in accordance with the Indenture) in full of the principal of and the interest and premium (if any) on the Bonds and all fees, charges and disbursements of the Trustee, accrued and to accrue until the date of such full payment, at and for a purchase price of $1000 plus the related costs and expenses (including reasonable attorneys’ fees) incurred by the Issuer in connection with the Company’s exercise of such option.  To exercise any such purchase option, the Company shall notify the Issuer in writing not less than thirty (30) days prior to the date on which it proposes to effect such purchase and, on the date of such purchase, shall pay the aforesaid purchase price to the Issuer in cash, whereupon the Issuer will, by bills of sale and deed or other appropriate instruments, transfer and convey the Project (in its then condition, whatever that may be) to the Company, subject only to such liens, encumbrances and exceptions to which title thereto was subject when this Agreement was delivered, those to the creation or suffering of which the Company consented (except for this Agreement and the Indenture) and those resulting from the failure of the Company to perform or observe any of the agreements or covenants on its• part herein contained.  Nothing herein contained shall be construed to give the Company any right to any rebate to or refund of any rental paid by it hereunder prior to the exercise by it of the purchase option hereinabove granted, even though such rental may have been wholly or partially prepaid.

Section 9.02          Notices.

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered mail, postage prepaid, addressed as follows:

If to the Issuer:	Parish of St. James, State of Louisiana
P.O. Box 176
Vacherie, Louisiana 70090
Attention: Parish President

If to the Trustee:	U.S. Bank National Association
1349 West Peachtree, NW
Two Midtown Plaza, Suite 1050
Atlanta, Georgia 30309
Attention: Corporate Trust Department

If to the Company:	NuStar Logistics, L.P.
2330 North Loop 1604
West San Antonio, Texas 78248
Attention: Chief Financial Officer

If to the Credit Provider:	SunTrust Bank
303 Peachtree Street 10th Floor
Atlanta, Georgia 30308
Attention: David Edge

If to the Remarketing Agent:	SunTrust Robinson Humphrey, Inc.
303 Peachtree Street, 24th Floor
Atlanta, Georgia 30303
Attention: Municipal Desk

If to Fitch:	Fitch, Inc.
One State Street Plaza
New York, New York 10004
Attention: Structured Finance

If to Moody’s:	Moody’s Investors Service, Inc.
99 Church Street
New York, New York 10007
Attention: Corporate Department,
Structured Finance Group

If to S&P:	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041
Attention: Corporate Finance Department

A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company shall also be given to the Trustee and the Credit Provider.  The Issuer, the Company, the Trustee, and the Credit Provider may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 9.03          Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, the Credit Provider, the Trustee, the Owners of Bonds and their respective successors and assigns, subject, however, to the limitations contained in Section 2.02(b) hereof.

Section 9.04          Severability.

In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.05          Amounts Remaining in Funds.

Subject to the provisions of Section 6.11 of the Indenture, it is agreed by the parties hereto that any amounts remaining in any account of the Bond Fund, the Project Fund, or any other fund (other than the Rebate Fund) created under the Indenture upon expiration or earlier termination of this Agreement, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee in accordance with the Indenture, shall belong to and be paid to the Company by the Trustee.

Section 9.06          Amendments, Changes and Modifications.

Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein expressly provided, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee and, prior to the Credit Facility Termination Date and payment of all amounts payable to the Credit Provider under or in connection with the Credit Facility, the consent of the Credit Provider, in accordance with the provisions of the Indenture.

Section 9.07          Execution in Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.08          Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State.

Section 9.09          Captions.

The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

(SEAL)	PARISH OF ST. JAMES, STATE OF LOUISIANA

	By:	/s/ Dale Hymel
Parish President

Attest:

By:	/s/ Angela R. Rodrigue
Secretary, Parish Council

NUSTAR LOGISTICS, L.P.
By:	NUSTAR GP, INC., its general partner

By:	/s/ Steven A. Blank
	Title:	Senior Vice President,
Chief Financial Officer and Treasurer